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                            Amendment to the By-Laws
                                       of
                       Credit Suisse Warburg Pincus Trust

Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg Pincus Trust, the name of the Trust shall be changed to Credit Suisse Trust effective December 12, 2001.

Dated the 12th day of December, 2001